EXHIBIT 99.1

Donegal Group Inc. Announces First Quarter 2013 Results

MARIETTA, Pa., April 17, 2013 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) today reported its financial results for the first quarter of 2013. Highlights include:

  Net income of $6.5 million for the first quarter of 2013, compared to $8.0 million for first quarter of 2012, with the decrease primarily attributable to increased large fire losses and lower realized investment gains
  9.2% increase in net premiums written to $132.5 million, reflecting strong organic growth in commercial lines and the continued impact of premium rate increases
  98.0% statutory combined ratio1 for the first quarter of 2013, compared to 96.9% for the first quarter of 2012
  Operating income1 of $5.6 million for the first quarter of 2013, compared to operating income of $6.5 million for the first quarter of 2012
  Book value per share of $15.72 at March 31, 2013, compared to $15.63 at year-end 2012

	Three Months Ended March 31,
	2013	2012	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$ 124,702	$ 114,692	8.7%
Investment income, net	4,815	5,090	-5.4
Realized gains	1,341	2,310	-41.9
Total revenues	133,873	125,348	6.8
Net income	6,475	8,010	-19.2
Operating income	5,591	6,509	-14.1

Per Share Data
Net income – Class A (diluted)	$ 0.25	$ 0.31	-19.4%
Net income – Class B	0.23	0.29	-20.7
Operating income – Class A (diluted)	0.22	0.26	-15.4
Operating income – Class B	0.20	0.24	-16.7
Book value	15.72	15.28	2.9

1The "Definitions of Non-GAAP and Operating Measures" section of this release defines and reconciles data that the Company has not prepared in accordance with U.S. generally accepted accounting principles ("GAAP").

Donald H. Nikolaus, President and Chief Executive Officer of Donegal Group Inc., noted, "Donegal Group remains focused on the implementation of business strategies that will allow us to attain our long-term objectives of outperforming the property and casualty insurance industry in terms of service, profitability and growth in book value. During the first quarter of 2013, we continued to see benefits from many of the same initiatives that drove our improved performance in 2012."

Mr. Nikolaus continued, "The contribution of our initiatives to top-line growth was noteworthy, especially our continuing progress in increasing the percentage of commercial writings within our mix of business. The 18.6% growth in commercial lines net written premiums reflected premium increases averaging approximately 8.0% for renewal business, with the remainder of the increase attributable to growth in new business. Our personal lines growth of 2.7% was related almost entirely to the rate increases we have implemented over the past year, offset in part by our continuing de-emphasis of personal lines in certain jurisdictions."

"We are encouraged by the premium growth we achieved during the quarter and are optimistic about the impact the higher premiums will have on our long-term profitability.  Our combined ratio for the first quarter of 2013 was below 100% on both a GAAP and statutory basis but exceeded our targeted levels due to the occurrence of large fire losses that exceeded our quarterly average for 2012. Approximately half of the first quarter fire losses came from commercial accounts, several of which were unusual in nature. We believe the increase in commercial fire losses is an aberration, but we will monitor this development closely," Mr. Nikolaus noted.

Mr. Nikolaus continued, "Recent interactions with our independent agents and policyholders reinforce our view that substantial opportunity exists for a well-capitalized regional insurance group with a solid business strategy to grow profitably and compete effectively with national property and casualty insurance companies. We believe Donegal Group is positioned to take advantage of this opportunity. We also plan to continue to pursue appropriate acquisition opportunities that will provide additional scale to our insurance operations and complement our organic initiatives. Our primary corporate goals remain to generate increased profits, build our financial strength and enhance the value of our stockholders' investment," Mr. Nikolaus concluded.

At March 31, 2013, Donegal Group had a book value per share of $15.72, compared to $15.63 at December 31, 2012.  The Company attributes the increase in its book value per share to its positive operating results.

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southeastern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and eight Midwestern states (Indiana, Iowa, Michigan, Nebraska, Ohio, Oklahoma, South Dakota and Wisconsin). The insurance subsidiaries of Donegal Group conduct business together with Donegal Mutual Insurance Company as the Donegal Insurance Group.

	Three Months Ended March 31,
	2013	2012	% Change
	(dollars in thousands)

Net Premiums Written
Personal lines:
Automobile	$ 48,622	$ 48,010	1.3%
Homeowners	21,855	20,232	8.0
Other	3,370	3,639	(7.4)
Total personal lines	73,847	71,881	2.7
Commercial lines:
Automobile	15,463	12,860	20.2
Workers' compensation	23,211	18,653	24.4
Commercial multi-peril	19,694	16,425	19.9
Other	251	1,500	(83.3)
Total commercial lines	58,619	49,438	18.6
Total net premiums written	$ 132,466	$ 121,319	9.2%

The Company's net premiums written increased 9.2% for the first quarter of 2013 compared to the first quarter of 2012. This increase represented the combination of 18.6% growth in commercial lines writings and 2.7% growth in personal lines writings. The $11.1 million growth in net premiums written for the first quarter of 2013 compared to the first quarter of 2012 included:

  $2.8 million, or 2.3% of total net premiums written, related to a change in the Michigan Insurance Company ("MICO") quota-share reinsurance agreement that has reduced the amount of business MICO cedes to external reinsurers. The Company acquired MICO in December 2010.
  $7.5 million in commercial lines premiums, excluding the MICO quota-share reinsurance change, that the Company attributes primarily to premium rate increases and new commercial accounts the Company's insurance subsidiaries wrote throughout their operating regions.
  $850,000 in personal lines premiums, excluding the MICO quota-share reinsurance change. The modest increase reflected the premium rate increases the Company implemented over the past four quarters, offset by our planned de-emphasis on personal lines growth in selected geographies.

	Three Months Ended March 31,
	2013	2012

Statutory Combined Ratios
Personal Lines:
Automobile	104.2%	106.9%
Homeowners	89.1	95.5
Other	82.5	77.3
Total personal lines	98.1	101.6
Commercial Lines:
Automobile	102.7	92.9
Workers' compensation	101.6	93.7
Commercial multi-peril	98.5	88.2
Other	NM2	28.2
Total commercial lines	98.4	88.8
Total lines	98.0%	96.9%

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	64.1%	62.3%
Loss ratio (weather-related)	4.5	4.5
Expense ratio	30.7	32.4
Dividend ratio	0.4	0.2
Combined ratio	99.7%	99.4%

[2]Not meaningful.

Mr. Nikolaus commented, "Our ability to generate an underwriting profit in the first quarter in spite of increased large fire losses and greater severity in our workers' compensation line of business is largely attributable to the benefit of higher net premiums earned. Our workers' compensation results were impacted by the application of annual aggregate reinsurance deductibles that our insurance subsidiaries must meet before recovering reinsurance on large losses.  Results for our commercial auto line of business also reflected an increase in claim severity during the first quarter of 2013.  Based on our historical experience, we expect our commercial lines results to reflect a level of higher profitability for the remainder of 2013."

"It is significant to note that our personal lines of business produced an underwriting profit for the first quarter of 2013. Although our personal automobile combined ratio continued to exceed our targeted range, the rate increases we implemented over the past year are helping to improve our results in our largest line of business. We are pleased that our homeowners combined ratio improved to 89.1%, reflecting the benefit of the rate increases we have implemented and the relatively favorable weather conditions we enjoyed during the quarter," Mr. Nikolaus noted.

For the first quarter of 2013, the Company's statutory loss ratio increased to 68.9%, compared to 66.4% for the first quarter of 2012. Large fire losses of $8.1 million in the first quarter of 2013, or 6.5 percentage points of the Company's loss ratio, were significantly higher than the $3.3 million, or 2.9 percentage points of the Company's loss ratio, that the Company sustained during the first quarter of 2012. For the full year 2012, large fire losses contributed 4.9 percentage points to the Company's loss ratio.

Weather-related losses of $5.6 million for the first quarter of 2013 were comparable to $5.1 million in weather-related losses for the first quarter of 2012, representing 4.5 percentage points of the Company's loss ratios in both periods. Development of reserves for losses incurred in prior accident years added 1.5 percentage points to the Company's loss ratios for the first quarter of 2013, compared to 0.4 percentage points for the first quarter of 2012. The Company considered the modest impact of reserve development in both periods to be within a reasonable range.

The Company's statutory expense ratio1 decreased from 30.3% for the first quarter of 2012 to 28.7% for the first quarter of 2013. The decline in the expense ratio primarily reflected the impact of increased net premium writings compared to the prior-year period.

Investment Operations

Donegal Group's investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, the Company had invested 92.6% of its consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at March 31, 2013.

	March 31, 2013		December 31, 2012
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$ 82,871	10.4%	$ 72,311	9.0%
Obligations of states and political subdivisions	454,789	57.1	457,896	56.8
Corporate securities	73,518	9.2	77,356	9.6
Residential mortgage-backed securities	126,684	15.9	129,047	16.0
Total fixed maturities	737,862	92.6	736,610	91.4
Equity securities, at fair value	9,825	1.2	8,757	1.1
Investments in affiliates	37,460	4.7	37,236	4.6
Short-term investments, at cost	11,263	1.5	23,826	2.9
Total investments	$ 796,410	100.0%	$ 806,429	100.0%

Average investment yield	2.4%		2.5%
Average tax-equivalent investment yield	3.4%		3.5%
Average fixed-maturity duration (years)	5.0		4.8

A 5.4% decrease in net investment income for the first quarter of 2013 primarily reflected the impact of the lower average investment yield within the Company's fixed-maturity securities compared to the first quarter of 2012. Net realized investment gains were $1.3 million for the first quarter of 2013, compared to $2.3 million for the first quarter of 2012. The Company had no impairments in its investment portfolio that it considered to be other than temporary during the first quarter of 2013 or 2012.

Jeffrey D. Miller, Senior Vice President and Chief Financial Officer of Donegal Group Inc., in commenting on the Company's investment operations, noted, "Throughout the insurance industry, companies are facing a challenging fixed-maturity investment environment characterized by historically low yields. We are managing both our insurance operations and investment portfolio under the assumption that prevailing interest rates will remain low for the next several years. We are continuing to stay the course in terms of targeted asset classes and investment strategy."

The Company owns 48.2% of the outstanding stock of Donegal Financial Services Corporation ("DFSC"), which owns Union Community Bank FSB. The Company accounts for its investment in DFSC using the equity method of accounting. The Company's equity in the earnings of DFSC was $1.1 million for the first quarter of 2013, compared to $1.2 million for the first quarter of 2012. Donegal Mutual Insurance Company owns the remaining 51.8% of the outstanding stock of DFSC.

Definitions of Non-GAAP and Operating Measures

The Company prepares its consolidated financial statements on the basis of GAAP. The Company's insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit ("SAP"). In addition to using GAAP-based performance measurements, the Company also utilizes certain non-GAAP financial measures that it believes are valuable in managing its business and for comparison to the financial results of its peers. These non-GAAP measures are operating income (loss) and statutory combined ratio.

Operating income (loss) is a non-GAAP financial measure investors in insurance companies commonly use. The Company defines operating income (loss) as net income (loss) excluding after-tax net realized investment gains or losses. Because the Company's calculation of operating income (loss) may differ from similar measures other companies use, investors should exercise caution when comparing the Company's measure of operating income (loss) to that of other companies.

The following table provides a reconciliation of net income (loss) to operating income (loss):

	Three Months Ended March 31,
	2013	2012	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net Income to Operating Income
Net income	$ 6,475	$ 8,010	-19.2%
Realized gains (after tax)	(884)	(1,501)	-41.1
Operating income	$ 5,591	$ 6,509	-14.1

Per Share Reconciliation of Net Income to Operating Income
Net income – Class A (diluted)	$ 0.25	$ 0.31	-19.4%
Realized gains (after tax)	(0.03)	(0.05)	-40.0
Operating income – Class A	$ 0.22	$ 0.26	-15.4

Net income – Class B	$ 0.23	$ 0.29	-20.7%
Realized gains (after tax)	(0.03)	(0.05)	-40.0
Operating income – Class B	$ 0.20	$ 0.24	-16.7

Statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers' compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Conference Call

The Company will hold a conference call and webcast on Wednesday, April 17, 2013, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link in the Investors area of the Company's web site at www.donegalgroup.com. A replay of the conference call will also be available via the Company's web site.

About the Company

Donegal Group is an insurance holding company. The Company's Class A common stock and Class B common stock trade on NASDAQ under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized "main street" property and casualty insurers, Donegal Group has grown profitably since its inception in 1986. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the industry in terms of service, profitability and growth in book value.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which we operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the companies we may acquire from time to time and other risks we describe from time to time in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended March 31,
	2013	2012

Net premiums earned	$ 124,702	$ 114,692
Investment income, net of expenses	4,815	5,090
Net realized investment gains	1,341	2,310
Lease income	216	247
Installment payment fees	1,710	1,835
Equity in earnings of DFSC	1,089	1,174
Total revenues	133,873	125,348

Net losses and loss expenses	85,533	76,609
Amortization of deferred acquisition costs	19,560	17,881
Other underwriting expenses	18,752	19,247
Policyholder dividends	475	289
Interest	487	571
Other expenses	983	903
Total expenses	125,790	115,500

Income before income tax expense	8,083	9,848
Income tax expense	1,608	1,838

Net income	$ 6,475	$ 8,010

Net income per common share:
Class A - basic	$ 0.26	$ 0.32
Class A - diluted	$ 0.25	$ 0.31
Class B - basic and diluted	$ 0.23	$ 0.29

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	20,066,755	19,996,285
Class A - diluted	20,358,232	20,361,121
Class B - basic and diluted	5,576,775	5,576,775

Net written premiums	$ 132,466	$ 121,319

Book value per common share at end of period	$ 15.72	$ 15.28

Annualized return on average equity	6.4%	8.3%

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	March 31, 2013	December 31, 2012
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$ 40,414	$ 42,100
Available for sale, at fair value	697,448	694,510
Equity securities, at fair value	9,825	8,757
Investments in affiliates	37,460	37,236
Short-term investments, at cost	11,263	23,826
Total investments	796,410	806,429
Cash	23,929	19,801
Premiums receivable	127,622	117,196
Reinsurance receivable	220,553	215,893
Deferred policy acquisition costs	41,186	40,122
Prepaid reinsurance premiums	114,688	111,156
Other assets	27,645	26,292
Total assets	$ 1,352,033	$ 1,336,889

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$ 470,556	$ 458,827
Unearned premiums	374,384	363,088
Accrued expenses	14,451	17,141
Borrowings under line of credit	61,500	52,000
Subordinated debentures	5,000	20,465
Other liabilities	21,420	25,334
Total liabilities	947,311	936,855
Stockholders' equity:
Class A common stock	211	209
Class B common stock	56	56
Additional paid-in capital	178,700	176,417
Accumulated other comprehensive income	22,345	26,395
Retained earnings	216,123	209,670
Treasury stock, at cost	(12,713)	(12,713)
Total stockholders' equity	404,722	400,034
Total liabilities and stockholders' equity	$ 1,352,033	$ 1,336,889
CONTACT: For Further Information:
         Jeffrey D. Miller, Senior Vice President
         & Chief Financial Officer
         Phone: (717) 426-1931
         E-mail: investors@donegalgroup.com